EXHIBIT 11

BOISE CASCADE CORPORATION
Computation of Per Share Earnings
	Three Months Ended June 30		Six Months Ended June 30
	___________________		______________________
	2001	2000	2001		2000
	_______	_______	_______		_______
	(thousands, except per share amounts)
Basic
Net income (loss) as reported	$19,679	$31,007	$(15,821)		$70,571
Preferred dividends (a)	(3,204)	(3,206)	(6,466)		(6,582)
	_______	_______	_______		_______
Basic income (loss)	$16,475	$27,801	$(22,287)		$63,989
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Average shares used to determine basic income (loss) per common share	57,484	57,275	57,419		57,244
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Basic income (loss) per common share	$0.29	$0.49	$(0.39)		$1.12
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Diluted
Basic income (loss)	$16,475	$27,801	$(22,287)		$63,989
Preferred dividends eliminated	3,204	3,206	6,466		6,582
Supplemental ESOP contribution	(2,658)	(2,741)	(5,364)		(5,627)
	_______	_______	_______		_______

Diluted income (loss)	$17,021	$28,266	$(21,185)		$64,944
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Average shares used to determine basic income (loss) per common share	57,484	57,275	57,419		57,244
Stock options and other	537	230	489		272
Series D Convertible Preferred Stock	3,688	3,896	3,715		3,934
	_______	_______	_______		_______

Average shares used to determine diluted income (loss) per common share	61,709	61,401	61,623		61,450
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Diluted income (loss) per common share	$0.28	$0.46	$(0.34	) (b)	$1.06
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(a)	The dividend attributable to the company's Series D Convertible Preferred Stock held by the company's ESOP (employee stock ownership plan) is net of a tax benefit.

(b)	Because the computation of diluted loss per common share was antidilutive, diluted loss per common share reported for the six months ended June 30, 2001, was the same as basic loss per common share.